Exhibit 2.1

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 24, 2019, by and between 14ner Oncology, Inc., a Delaware corporation (the “Buyer”), and Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Seller”). The Buyer and Seller are referred to collectively herein as the “Parties.” Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement (as defined below).

Recitals

WHEREAS, the Parties entered into that certain Asset Purchase Agreement, dated as of May 28, 2019 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Amendment to Agreement. Effective as the date of this Amendment, the Agreement is hereby amended as follows:

(a)    The first sentence of Section 1.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) The Closing shall take place at 9:30 a.m. on June 28, 2019, or such earlier date as the parties mutually agree in writing (the “Closing Date”), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another place is agreed to in writing by the Buyer and the Seller.”

2.    Agreement. Except to the extent expressed amended herein, the Agreement is hereby ratified and confirmed in all respects and will remain unmodified and in full force and effect in accordance with its terms.

3.    Governing Law. This Amendment and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

4.    Counterparts. This Amendment may be executed in two (2) counterparts, each of which shall be deemed an original but both of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or .pdf transmission.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Richard Peters, M.D., Ph.D.
Name:	Richard Peters, M.D., Ph.D.
Title:	President and Chief Executive Officer

14NER ONCOLOGY, INC.

By:	/s/ Steven Elms
Name:	Steven Elms
Title:	President & CEO

[Signature Page to Amendment to Asset Purchase Agreement]